[THE LEBRECHT GROUP, APLC LETTERHEAD]


                                December 9, 2002


AdZone  Research,  Inc.
4062-80 Grumman Boulevard, Suite 201
Calverton,  New  York  11933



Ladies  and  Gentlemen:

     You have requested our opinion as counsel for AdZone Research, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 7,300,000 shares of Company common stock issuable under the AdZone Research, Inc. 2002 Non-Qualified Stock Award and Option Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about
December 9, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC

                         The  Lebrecht  Group,  APLC